SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 27, 2018

MACQUARIE INFRASTRUCTURE CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32384	43-2052503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 West 55th Street New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 231-1000
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 8.01.	Other Events

On June 27, 2018, the Hawaii Public Utilities Commission (“HPUC”) issued an Interim Decision and Order providing the regulated utility operations of Hawaii Gas with interim rate relief. Hawaii Gas is a wholly owned subsidiary of Macquarie Infrastructure Corporation (“MIC”). New rates reflecting the decision went into effect on July 1, 2018.

The Interim Decision and Order approves an increase in regulated revenue over present rates of $8.9 million, or 8.4%, annually. The Interim Decision and Order infers a return on the equity invested in the utility of 9.75%.

The HPUC is expected to issue a Final Decision and Order subject to, among other things, the completion by Hawaii Gas of the Honouliuli Waste Water Treatment Plant Biogas Project. The project is currently estimated to be completed in the fourth quarter of 2018.

The rate increase is the first sought by Hawaii Gas since 2009. The increase in revenue reflects, in part, a return on investments made to diversify its fuel supply including its investments in renewable natural gas projects.

Hawaii Gas is the largest of several businesses owned and operated by MIC in Hawaii. The business consists of regulated gas production and distribution operations, primarily on Oahu, and unregulated gas distribution operations on each of Hawaii’s six major islands.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE CORPORATION

		By:	/s/ Christopher Frost
Name: Christopher Frost
Title: President and Chief Executive Officer

Dated:	July 13, 2018